EXHIBIT 3.1
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                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                                TRIBUNE COMPANY

                    Pursuant to Sections 242 and 245 of the
                        Delaware General Corporation Law

          Tribune Company (the "Corporation"), a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

          1. The name of the Corporation is Tribune Company. The date of the filing of its original Certificate of Incorporation with the Secretary of State was March 19, 1968.

          2. The Board of Directors of the Corporation unanimously adopted resolutions proposing and declaring advisable the following amendments to the Restated Certificate of Incorporation:

          The first paragraph of Article FOURTH is hereby amended and restated to read in its entirety as follows:

          "FOURTH: The total number of shares of stock which the corporation shall have authority to issue is one billion four hundred twelve million (1,412,000,000) shares consisting of (A) twelve million (12,000,000) shares of Preferred Stock, without par value, issuable in one or more series as hereinafter provided, and (B) one billion four hundred million (1,400,000,000) shares of Common Stock, par value $.01 per share."

          A new Article FOURTEENTH is hereby added to read in its entirety as follows:

          "FOURTEENTH: Notwithstanding any other provision in this Amended and Restated Certificate of Incorporation, no provision of Article VIII of the by-laws of the corporation (for so long as such Article VIII is in effect) may be altered, amended or repealed, nor may any provision inconsistent therewith be adopted, including by means of merger, consolidation, asset transfer or other transaction with any affiliated entity in which the corporation is not the surviving or continuing entity, except by the affirmative vote of all of the holders of outstanding stock of the corporation entitled to vote or of all of the members of the Board of Directors."

          3. On June 12, 2000, at a special meeting of the stockholders of the Corporation, the stockholders of the Corporation approved the foregoing amendments in accordance with the provisions of the Restated Certificate of Incorporation and the Delaware General Corporation Law.

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          4. The foregoing amendments and this Amended and Restated Certificate of Incorporation have been duly adopted by the Board of Directors of the Corporation and duly executed and acknowledged in accordance with Sections
103, 242 and 245 of the Delaware General Corporation Law.

          5. The capital of the Corporation shall not be reduced under or by reason of the foregoing amendments.

          6. Effective as of 5:00 p.m., New York City time, on June 12, 2000, the text of the Amended and Restated Certificate of Incorporation of the Corporation is hereby restated to read in its entirety as follows:

                                    *   *   *   *

          FIRST:  The name of the corporation is TRIBUNE COMPANY.

          SECOND: The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

          THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

          FOURTH: The total number of shares of stock which the corporation shall have authority to issue is one billion four hundred twelve million (1,412,000,000) shares, consisting of (A) twelve million (12,000,000) shares of Preferred Stock, without par value, issuable in one or more series as hereinafter provided, and (B) one billion four hundred million (1,400,000,000) shares of Common Stock, par value $.01 per share.

          The Common Stock of the corporation may be issued from time to time by authority of the Board of Directors of the corporation in accordance with applicable law. All shares of Preferred Stock at any time having the status of authorized and unissued shares of Preferred Stock may be issued from time to time in one or more series in such amounts per series and with such designations as may be provided by the Board of Directors of the corporation, and shares of any such series (a) may have such full or limited voting powers, or no voting powers, (b) may have such sinking fund provisions or redemption price or prices and terms and conditions, (c) may be entitled to receive dividends (cumulative or non-cumulative) at such rate or rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of capital stocks, (d) may have such rights upon the liquidation or dissolution of, or upon any distribution of the assets of, the corporation, (e) may be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of the capital stock of the corporation, at such price or prices or at such rates of exchange, and with such adjustments, and (f) shall have such other preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, all as shall be stated and expressed in the resolution or resolutions providing for the issuance of such Preferred Stock from time to time adopted by the Board of Directors of the corporation. Authority is hereby granted to and vested in the Board of Directors of the corporation to establish and designate, by resolution adopted by

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such Board, series of Preferred Stock from the authorized and unissued shares of the Preferred Stock and in such resolution to determine and fix the various terms, rights and preferences of the shares of any such series as specified in clauses (a) through (f) above, SUBJECT, HOWEVER, to such restrictions and limitations as are, or may be, from time to time provided by law or contained in this Amended and Restated Certificate of Incorporation in its present form or as hereinafter amended. The stated value of the shares of each series of Preferred Stock shall be fixed by the Board of Directors of the corporation in the resolution establishing such series. All shares of any one series of Preferred Stock shall be alike in all respects.

          The corporation shall not be required to issue fractional shares of any class of stock or to maintain or record fractional shares upon the books and records of the corporation. The Board of Directors of the corporation may determine by resolution from time to time whether or not fractional shares of any new or existing class or series of stock shall be permitted or recognized. In the event (a) the Board of Directors determines at any time to eliminate fractional shares of a class or series of stock as to which fractional shares are then outstanding or (b) corporate action is taken at any time which would result in the ownership of fractional interests in shares of any class or series of stock as to which the Board of Directors has determined that fractional shares are not permitted or recognized, the corporation shall arrange for the disposition of such fractional interests in such shares by the persons entitled thereto or pay in cash the fair value of such fractional interests or make other provision with respect thereto, in each case in such manner as may be permitted or required by law.

          Each stockholder of record of Common Stock shall be entitled to one vote for every full share standing in his name on the books of the corporation on all matters presented for a vote of stockholders at a meeting thereof. A stockholder of record owning a fractional share of Common Stock (when permitted) shall be entitled to exercise fractional voting rights, to receive dividends thereon and to participate in the assets of the corporation in the event of liquidation, in each case proportionate to such fractional interest.

          In consideration of the issue by the corporation, and the purchase by the holders thereof, of shares of the capital stock of the corporation, each and every present and future holder of shares of the capital stock of the corporation shall be conclusively deemed, by acquiring or holding such shares, to have agreed that the voting rights of such holders and the restrictions and qualifications thereof shall be as set forth in the Amended and Restated Certificate of Incorporation of the corporation, as now or hereafter amended pursuant to law, and in resolutions providing for series of Preferred Stock of the corporation.

          FIFTH: No holder of capital stock of the corporation shall have any preemptive right to subscribe to any additional issue or sale of the capital stock of the corporation or to acquire any security convertible into capital stock of the corporation.

          SIXTH: A merger or consolidation to which the corporation is a party but not the surviving party, or a sale, lease or exchange to any person, firm or corporation of all or substantially all of the assets of the corporation, may be made upon such terms and conditions and for such consideration as the Board of Directors shall approve and deem appropriate, when and as authorized by the affirmative vote of the holders of at least 66 2/3% of the outstanding capital stock of the corporation entitled to vote thereon, or such greater percentage of such stock

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as may be required by other applicable provisions of this Amended and
Restated Certificate of Incorporation, taken at an annual or special meeting of stockholders. This Article SIXTH may be amended only by the affirmative vote of the holders of at least 66 2/3% of the outstanding capital stock of the corporation entitled to vote thereon, taken at an annual or special meeting of stockholders.

          SEVENTH: None of the following transactions may be effectuated unless a meeting of stockholders of the corporation is held to act thereon and the votes of the holders of its voting securities representing at least 80% of the votes entitled to be cast are cast in favor thereof:

          (a) An acquisition by the corporation of stock of an Interested
     Party;

          (b) A sale, lease or exchange of all or the major portion of the assets of the corporation or an Interested Party to the other;

          (c) A merger or consolidation to which the corporation and an Interested Party are parties; or

          (d) An amendment or repeal of this Article.

As used in this Article, "Interested Party" means any person, firm or corporation, or any group thereof acting in concert, which owns of record or beneficially, directly or indirectly, more than 10% of any class of stock of the corporation.

          EIGHTH: The directors of the corporation shall be classified with respect to the time for which they shall hold office by dividing them into three classes, each consisting, as nearly as may be possible, of one-third of the whole number of the Board of Directors. At the 1974 annual meeting of stockholders the directors of the first class shall be elected for a term of one year, the directors of the second class shall be elected for a term of two years and the directors of the third class shall be elected for a term of three years. At each subsequent annual meeting of stockholders the successors to the directors whose terms shall expire that year shall be elected to hold office for the term of three years, so that the term of office of one class of directors shall expire in each year. In any event each director of the corporation shall hold office until his successor is duly elected and qualified.

          NINTH: Election of directors need not be by ballot unless the by-laws so provide.

          TENTH: The Board of Directors is expressly authorized to make, alter, amend and repeal the by-laws of the corporation.

          ELEVENTH: Without limiting the power and authority of the Board of Directors to make, alter, amend and repeal by-laws of the corporation pursuant to Article TENTH or otherwise, by-laws of the corporation may also be made, altered, amended and repealed by the stockholders but only by the affirmative vote of the holders of 80% of the outstanding stock of the corporation entitled to vote. Any action required or permitted to be taken at any annual or


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special  meeting  of  stockholders  of the  corporation  may be taken  without a meeting only if a consent in writing setting forth the action so taken shall be signed by all stockholders entitled to vote with respect to the subject matter thereof. The affirmative vote of 80% of the outstanding stock of the corporation entitled to vote shall be required to amend or repeal this Article ELEVENTH.

          TWELFTH: No person who is or was a director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except that, unless otherwise permitted under applicable laws, this paragraph shall not eliminate or limit liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, or extending similar protection to officers, then the liability of a director or officer, as applicable, of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended. No amendment to or repeal of this Article TWELFTH shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

          Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter, a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer of another corporation or of a partnership, joint venture, trust or any other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators; PROVIDED, HOWEVER, that, except as provided in the next succeeding paragraph, the corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the corporation. The right to indemnification conferred in this Article shall be a contract right and shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition; PROVIDED, HOWEVER, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered

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by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article or otherwise. The corporation may, by action of its Board of Directors, provide indemnification to persons who are or were employees and agents of the corporation, and persons who serve or have served at the request of the corporation as employees or agents of another corporation or any other enterprise as aforesaid, with the same scope and effect as the foregoing indemnification of directors and officers.

          If a claim under the preceding paragraph of this Article is not paid in full by the corporation within thirty days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including its Board of Directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

          The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Amended and Restated Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise. The corporation may enter into separate written agreements with directors, officers, employees and agents of the corporation and of other enterprises, which agreements expressly provide for indemnification and reimbursement of such persons to the fullest extent now or hereafter permitted by this Article or applicable law.

          The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

          THIRTEENTH: The corporation reserves the right to amend, alter, change or repeal any provision now or hereafter contained in this Amended and Restated Certificate of Incorporation, and to add new provisions, in the manner now or hereafter prescribed by statute,

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and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors and officers pursuant to this Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to this reservation; provided that any provision in this Amended and Restated Certificate of Incorporation, the amendment of which is expressly required by this Amended and Restated Certificate of Incorporation to be authorized by a higher percentage vote of stockholders than is required by statute, shall be amended or repealed only in accordance with the express requirements of this Amended and Restated Certificate of Incorporation, as amended from time to time.

          FOURTEENTH: Notwithstanding any other provision in this Amended and Restated Certificate of Incorporation, no provision of Article VIII of the by-laws of the corporation (for so long as such Article VIII is in effect) may be altered, amended or repealed, nor may any provision inconsistent therewith be adopted, including by means of merger, consolidation, asset transfer or other transaction with any affiliated entity in which the corporation is not the surviving or continuing entity, except by the affirmative vote of all of the holders of outstanding stock of the corporation entitled to vote or of all of the members of the Board of Directors.

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          IN WITNESS WHEREOF, Tribune Company has caused this certificate to be signed by Crane H. Kenney, its Senior Vice President, General Counsel and Secretary, this 12th day of June, 2000.

                                        TRIBUNE COMPANY


                                        By: /s/ Crane H. Kenney
                                           -----------------------------
                                        Name:   Crane H. Kenney
                                        Title:  Senior Vice President,
                                                  General Counsel and Secretary


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